As filed with the Securities and Exchange Commission on August 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17750 S.E. 6th Way

Vancouver, Washington 98683

(360) 859-2900

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Alan Chan

Secretary

17750 S.E. 6th Way

Vancouver, Washington 98683

(360) 859-2900

(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, NE

Suite 1600

Atlanta, GA 30309

(404) 572-4600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2023

PRELIMINARY PROSPECTUS

4,098,362 shares of Common Stock

Issuable upon Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling shareholder identified in this prospectus under the caption “Selling Shareholder,” of up to 4,098,362 shares of our common stock, no par value (the “Common Stock”), it may acquire upon the exercise of outstanding warrants, which we refer to as the “Warrants.” We issued the Warrants to the selling shareholder in a private placement concurrent with a registered direct offering of 3,525,000 shares of our Common Stock and pre-funded warrants to purchase up to an aggregate of 573,362 shares of Common Stock, which was completed on June 15, 2023.

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Stock or interests in their Common Stock on any stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the selling shareholder. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 7 and “Plan of Distribution” beginning on page 13 of this prospectus for more information.

Our common stock is listed on the New York Stock Exchange under the symbol “NLS.” On August 16, 2023, the last reported sales price of our common stock on the New York Stock Exchange was $1.00 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission on June 1, 2023, which is incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                , 2023

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains and incorporates by reference certain market data and industry statistics and forecasts that are based on studies sponsored by us, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

All references to the terms “Nautilus,” the “Company,” “we,” “us” or “our” in this prospectus refer to Nautilus, Inc., a Washington corporation, and its consolidated subsidiaries, unless the context requires otherwise.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Overview

Founded in 1986, Nautilus, Inc. and subsidiaries (collectively, “Nautilus” or the “Company”) is a global leader in innovative home fitness solutions, headquartered in Vancouver, Washington and incorporated in the State of Washington in January 1993. We became a publicly traded company in May 1999 and are listed on the New York Stock Exchange and traded under ticker symbol: NLS.

Our diverse brand portfolio includes Bowflex®, Schwinn®, JRNY® and previously Nautilus®, pursuant to which we sell a broad selection of exercise bikes, other cardio equipment, strength training products, and our JRNY® digital fitness platform.

We empower healthier living through individualized connected fitness experiences. We sell our products through two distinct distribution channels, Direct and Retail, which we consider to be separate business segments. Consistent with our North Star strategy, subsequent to our fiscal year end, we sold the Nautilus® brand trademark assets and related licenses, which we view as non-core assets.

We also derive a portion of our revenue from the licensing of our brands and intellectual property.

Recent Developments

Registered Direct Offering and Private Placement

On June 15, 2023, we entered into a securities purchase agreement with the selling shareholder for the issuance and sale of 3,525,000 shares of Common Stock and pre-funded warrants to purchase up to an aggregate of 573,362 shares of Common Stock in a registered direct offering (the “RD Offering”) and warrants (the “Warrants”) to purchase 4,098,362 shares of Common Stock in a concurrent private placement (the “Private Placement”). The public offering price was $1.22 for each share of Common Stock and $1.2199 for each pre-funded warrant. The Warrants have an exercise price of $1.35 per share, and are exercisable at any time beginning six months following their original issuance and will expire five and a half years from the original issuance date. The closing of the issuance and sale of these securities was consummated on June 15, 2023. The gross proceeds from the offering, prior to deducting offering expenses and placement agent fees and expenses payable by us, were approximately $5.0 million. On July 28, 2023, 573,362 shares of Common Stock were issued in connection with the exercise of pre-funded warrants that were originally issued in the RD Offering. This prospectus covers the resale or other disposition by the selling shareholder of the shares of Common Stock issuable upon the exercise of the Warrants.

Corporate Information

We were incorporated in Washington in 1993. Our principal executive offices are located at 17750 S.E. 6th Way, Vancouver, Washington 98683. Our telephone number is (360) 859-2900. Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.” Our website address is https://www.nautilusinc.com/. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on the website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

The Offering

This prospectus relates to the resale or other disposition from time to time by the selling shareholder identified in this prospectus of up to 4,098,362 shares of Common Stock issuable upon exercise of the Warrants. None of the shares registered hereby are being offered for sale by us.

Common Stock offered by the selling shareholder	Up to 4,098,362 shares of Common Stock issuable upon exercise of the Warrants.

Common Stock outstanding after this offering	40,188,340 shares of Common Stock, assuming the exercise in full of the Warrants.

Use of proceeds	We will not receive any proceeds from the shares of Common Stock offered by the selling shareholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Listing Information	Our common stock is listed on the New York Stock Exchange under the symbol “NLS.”

Risk Factors	An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission on June 1, 2023, which is incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of shares of Common Stock to be outstanding upon completion of this offering is based on 36,089,978 shares of our Common Stock outstanding as of August 4, 2023 and excludes, as of that date, the following:

•	2,720,000 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $1.48 per share.

•	1,400,000 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•	1,003,000 shares of our common stock issuable upon the vesting of outstanding performance share units (at target performance levels);

•	1,150,000 shares of our common stock reserved for issuance in connection with future grants under our 2015 Long-Term Incentive Plan, as amended; and

•	750,000 shares of our common stock available for issuance in connection with our Employee Stock Purchase Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission on June 1, 2023, which is incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our Common Stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “could,” “expect,” “plan,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing,” “goal,” or the negative of these terms or other comparable terminology. Important factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to:

•	our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs;

•	changes in consumer fitness trends;

•	changes in the media consumption habits of our target consumers or the effectiveness, availability and price of media time consistent with our cost and audience profile parameters;

•	greater than anticipated costs or delays associated with launch of new products;

•	weaker than expected demand for new or existing products;

•	a decline in consumer spending due to unfavorable economic conditions;

•	softness in the retail marketplace or the availability from retailers of heavily discounted competitive products;

•	an adverse change in the availability of credit for our customers who finance their purchases;

•

our ability to pass along vendor raw material price increases and other cost pressures, including increased shipping costs and unfavorable foreign currency exchange rates, tariffs, risks associated with current and potential delays, work stoppages, or supply chain disruptions;

•	our ability to hire and retain key management personnel;

•	our ability to effectively develop, market and sell future products;

•	the availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all;

•	changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms;

•	the impact of any future impairments;

•	our ability to protect our intellectual property;

•	the introduction of competing products; and

•	our ability to get foreign-sourced product through customs in a timely manner.

Additional factors that may cause actual results to differ materially from current expectations include, among other things, those set forth in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which is incorporated by reference into this prospectus, and as may be updated or supplemented by our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this prospectus and the documents incorporated by reference herein and therein reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock offered by the selling shareholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $5.5 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes.

SELLING SHAREHOLDER

This prospectus covers the resale or other disposition by the selling shareholder identified in the table below of up to an aggregate of 4,098,362 shares of Common Stock issuable upon the exercise of our outstanding Warrants.

The selling shareholder acquired its securities in the transactions described above under the heading “Prospectus Summary – Recent Developments – Registered Direct Offering and Private Placement.”

The Warrants held by the selling shareholder contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the selling shareholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise.

The table below sets forth, as of August 16, 2023, the following information regarding the selling shareholder:

•	the name of the selling shareholder;

•	the number of shares of Common Stock owned by the selling shareholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

•	the number of shares of Common Stock to be offered by the selling shareholder in this offering;

•

the number of shares of Common Stock to be owned by the selling shareholder assuming the exercise of all of the Warrants and the sale of all of the shares of Common Stock covered by this prospectus; and

•

the percentage of our issued and outstanding Common Stock to be owned by the selling shareholder assuming the exercise of all of the Warrants and the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of August 4, 2023.

Except as described above, the number of shares of Common Stock beneficially owned by the selling shareholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the selling shareholder has the right to acquire within 60 days of August 4, 2023.

All information with respect to the Common Stock ownership of the selling shareholder has been furnished by or on behalf of the selling shareholder. We believe, based on information supplied by the selling shareholder, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by it. Because the selling shareholder identified in the table may sell some or all of the shares of Common Stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the selling shareholder upon termination of this offering. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholder will sell all of the Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that they presently own. The selling shareholder has not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our Common Stock or other securities.

Name of Selling Shareholder	Shares Owned prior to Offering	Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Armistice Capital Master Fund Ltd. (2)	7,338,362	4,098,362	3,240,000	8.06%

(1)

Percentage is based on 36,089,978 shares of Common Stock outstanding as of August 4, 2023, assuming the exercise of all of the Warrants and the resale of all of the shares of Common Stock covered by this prospectus.

(2)

Consists of (i) 3,240,000 shares of Common Stock, and (ii) Warrants to purchase up to 4,098,362 shares of Common Stock (the “Warrants”). The exercise of the Warrants held by Armistice Capital Master Fund Ltd. (the “Master Fund”) are subject to a 4.99% beneficial ownership limitation, which prohibits the Master Fund from exercising any portion of those Warrants to the extent that, following such exercise, the Master Fund would own a number of shares of our Common Stock exceeding the applicable beneficial ownership limitation. The number of shares of Common Stock listed in the second and fourth columns are based on the number of shares of Common Stock and Warrants held by the Master Fund, assuming exercise in full of the Warrants and without regard to any limitations on exercise. The securities are directly held by the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

DESCRIPTION OF SECURITIES

Authorized Capital Shares

Our authorized capital shares consist of 75,000,000 shares of Common Stock stock, no par value per share. As of August 4, 2023, we had outstanding 36,089,978 shares of common stock.

Common Stock

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our common stock does not have cumulative voting rights.

Dividend Rights

The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available for the payment of dividends.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable.

Liquidation Rights

The holders of common stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.

Anti-Takeover Effects of Washington Law and our Articles of Incorporation and Bylaws

Certain provisions of Washington law, our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”) contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Anti-Takeover Provisions of Washington Law

Certain provisions of Washington law could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

We are subject to the Washington Business Corporation Act (“WBCA”) which imposes restrictions on certain transactions between a corporation and certain significant shareholders. The WBCA generally prohibits a “target corporation” (as defined in the WBCA) from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved (1) prior to the time of the acquisition, by a majority of the members of the target corporation’s board of directors or (2) at or subsequent to the acquiring person’s share acquisition time, by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•

termination of 5% or more of the employees of the target corporation employed in Washington, whether at one time or over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute or are approved at an annual or special meeting of shareholders by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. As a result, Chapter 23B.19 of the WBCA could have the effect of delaying, deferring, or preventing a change in control.

Limits on Ability of Shareholders to Act by Written Consent

Our Bylaws require unanimous consent for a shareholder action by written consent to be effective. This limit on the ability of our shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder actions. As a result, a holder controlling a majority of our capital stock who is unable to obtain unanimous written consent from all of our shareholders would not be able to amend our Bylaws or remove directors without holding a shareholders meeting.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The Bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

Our Articles of Incorporation provide that shareholders are not entitled to cumulate votes in the election of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is Computershare Trust Company, N.A.

Listing

Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.”

Warrants

The Warrants were issued in the Private Placement on June 15, 2023 in connection with a registered direct offering of our Common Stock and pre-funded warrants to purchase shares of our Common Stock. As of August 4, 2023, the Warrants were exercisable for an aggregate of 4,098,362 shares of Common Stock.

Exercisability. The Warrants are exercisable on December 20, 2023 and expire on December 20, 2028. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of Common Stock underlying the Warrants, then the Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Warrants have an exercise price of $1.35 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established public trading market for the Warrants. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants is limited.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Common Stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes Value (as defined in each Warrant) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.

Registration Rights. We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act of 1933, the shares of Common Stock issuable upon exercise of the Warrants to satisfy our obligations in connection with the Private Placement. We will use commercially reasonable efforts to keep registration statement effective at all times until the selling shareholder no longer owns any Warrants or shares of Common Stock issuable upon exercise thereof.

PLAN OF DISTRIBUTION

The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling the shares of Common Stock, or interests in the shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in the shares of Common Stock on any stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. The selling shareholder may sell all or a portion of the shares of Common Stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

•	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The aggregate proceeds to the selling shareholder from the sale of the shares of Common Stock offered by it will be the purchase price of the shares of Common Stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares of Common Stock by the selling shareholder.

The selling shareholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholder may transfer the Common Stock by other means not described in this prospectus. If the selling shareholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of Common Stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Common Stock offered by this prospectus, which shares of Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the shares of Common Stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of Common Stock. Upon us being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of Common Stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling shareholder may sell all, some or none of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of Common Stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Hillis Clark Martin & Peterson P.S., Seattle, Washington.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we have filed with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later in any prospectus supplement or free writing prospectus will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on June 1, 2023;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 9, 2023;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 16, 2023; and

•

The Description of Securities Registered Under Section  12 of the Exchange Act (included as Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on June 1, 2023).

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Nautilus, Inc.

Attention: Investor Relations

17750 S.E. 6th Way

Vancouver, Washington 98683

(646) 277-1254

john.mills@icrinc.com

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Common Stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.nautilusinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

4,098,362 Shares of Common Stock

PRELIMINARY PROSPECTUS

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than placement agent fees, paid or payable by Nautilus, Inc., or the Registrant, in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

Item	Amount
SEC registration fee	$452
Legal fees and expenses	35,000
Accounting fees and expenses	7,500
Printing and engraving expenses	12,000
Miscellaneous fees and expenses	3,048

Total	$58,000

Item 14.	Indemnification of Directors and Officers

Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act (the “WBCA”) authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable.

Section 23B.08.560 of the WBCA authorizes a corporation by provision in a bylaw approved by its shareholders to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550 of the WBCA; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the WBCA or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article IX of the Registrant’s Amended and Restated Articles of Incorporation, provides that, to the fullest extent that the WBCA permits the limitation or elimination of directors’ or officers’ liability, a director or officer shall not be liable to the Registrant or its shareholders for monetary damages as a result of acts or omissions as a director or officer, as applicable. Article X of the Registrant’s Amended and Restated Bylaws, as amended, requires the Registrant to indemnify every present or former director or officer to the fullest extent authorized by the WBCA or other applicable law against liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer in connection with defending any proceeding covered by the indemnity.

The Registrant maintains directors’ and officers’ liability insurance under which the Registrant’s directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company made sales of the following unregistered securities:

June 2023 Private Placement

In connection with a registered direct offering of shares of our Common Stock and pre-funded warrants to purchase shares of our Common Stock, on June 15, 2023, we entered into a securities purchase agreement with an institutional investor (the “Purchaser”), pursuant to which, among other things, we sold to the Purchaser warrants (the “Warrants”) to purchase up to 4,098,362 shares of Common Stock in a private placement. No separate consideration was paid for the issuance of the Warrants. The Warrants and the shares of Common Stock issuable upon exercise of the Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)

that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit A to Schedule 14A, as filed with the Commission on April 22, 2008).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, as filed with the Commission on April 5, 2005).

3.3	Amendment to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K, as filed with the Commission on January 31, 2007).

4.1	Description of Securities Registered Under Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on June 1, 2023).

4.2	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the Commission on June 15, 2023).

4.3	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on June 15, 2023).

5.1*	Opinion of Hillis Clark Martin & Peterson P.S.

10.1	Trademark License Agreement, dated September 20, 2001, by and between Pacific Direct, LLC and the Company (incorporated by reference to Exhibit 2.1 of our Quarterly Report on Form 10-Q for the three months ended September 30, 2001, as filed with the Commission on November 14, 2001).

10.2	License Agreement dated as of December 29, 2009 between the Company and Fit Dragon International, Inc. (incorporated by reference to Exhibit 10.24 of our Form 10-K for the fiscal year ended December 31, 2009 as filed with the Commission on March 8, 2010).

10.3	Technology Transfer and License Agreement dated as of December 29, 2009 between the Company and Fit Dragon International, Inc. (incorporated by reference to Exhibit 10.26 of our Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on March 8, 2010).

10.4	Office Lease Agreement dated as of July 25, 2011, by and between the Company and Columbia Tech Center, L.L.C. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, as filed with the Commission on July 29, 2011).

10.5#	Form of Non-Employee Director Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.2 of our Form 10-Q for the three months ended March 31, 2012, as filed with the Commission on May 9, 2012).

10.6#	Form of Non-Employee Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 of our Form 10-Q for the three months ended June 30, 2013, as filed with the Commission on August 8, 2013).

10.7	First Lease Modification Agreement, dated as of June 19, 2014, to the Office Lease by and between the Company and Columbia Tech Center, L.L.C. dated July 25, 2011 (incorporated by reference to Exhibit 10.1 of our Form 10-Q for the three months ended June 30, 2014, as filed with the Commission on August 7, 2014).

10.8#	The Company 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of our Form 8-K dated April 28, 2015, as filed with the Commission on May 4, 2015).

10.9#	The Company Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of our Form 8-K dated April 28, 2015, as filed with the Commission on May 4, 2015).

10.10#	Employment Agreement dated January 1, 2018, by and between the Company and Christopher K. Quatrochi (incorporated by reference to Exhibit 10.2 of our Form 10-Q for the quarter ended March 31, 2019, as filed with the Commission on May 8, 2019).

10.11#	Employment Agreement dated July 8, 2019, by and between the Company and James Barr IV (incorporated by reference to Exhibit 10.1 of our Form 10-Q for the quarter ended June 30, 2019, as filed with the Commission on August 8, 2019).

10.12#	Employment Agreement dated December 10, 2019, by and between the Company and Aina Konold (incorporated by reference to Exhibit 10.16 of our Form 10-K for the year ended December 31, 2019, as filed with the Commission on February 26, 2020).

10.13#	Employment Agreement dated March 2, 2020, by and between the Company and Becky Alseth (incorporated by reference to Exhibit 10.17 of our Form 10-K for year ended December 31, 2020, as filed with the Commission on February 26, 2021).

10.14#	The Company 2015 Long-Term Incentive Plan Amended (incorporated by reference to Exhibit 10.1 of our Form 8-K dated May 1, 2020, as filed with the Commission on May 4, 2020).

10.15	Credit Agreement with Wells Fargo Bank, National Association dated January 31, 2020 (incorporated by reference to Exhibit 10.1 of our Form 10-Q for the period ending March 31, 2020, as filed with the Commission on May 7, 2020).

10.16	Stock Purchase Agreement dated October 14, 2020 between the Company and True Fitness Technology, Inc. (incorporated by reference to Exhibit 2.1 of our Form 8-K, as filed with the Commission on October 15, 2020).

10.17#	Restricted Stock Unit Award Agreement dated December 11, 2019, by and between the Company and Aina Konold (incorporated by reference to Exhibit 99.1 of our Form S-8 dated February 26, 2020, as filed with the Commission on February 26, 2020).

10.18#	Restricted Stock Unit Award Agreement dated February 18, 2020, by and between the Company and Becky Alseth (incorporated by reference to Exhibit 99.2 of our Form S-8 dated February 26, 2020, as filed with the Commission on February 26, 2020).

10.19#	Form of Employee Performance Unit Award Agreement (incorporated by reference to Exhibit 10.1 of our Form 8-K dated May 14, 2021, as filed with the Commission on May 20, 2021).

10.20#	Form of Employee Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.2 of our Form 8-K dated May 14, 2021, as filed with the Commission on May 20, 2021).

10.21#	Employment Agreement dated March 1, 2021, by and between the Company and Ellen Raim (incorporated by reference to Exhibit 10.1 of our Form 10-QT for the quarter ended March 31, 2021, as filed with the Commission on May 10, 2021).

10.22#	Employment Agreement dated April 5, 2021, by and between the Company and John R. Goelz (incorporated by reference to Exhibit 10.2 of our Form 10-QT for the quarter ended March 31, 2021, as filed with the Commission on May 10, 2021).

10.23	Second Amendment to Credit Agreement with Wells Fargo Bank, National Association dated May 13, 2021, (incorporated by reference to Exhibit 10.1 of our Form 10-Q for the period ending June 30, 2021, as filed with the Commission on August 9, 2021).

10.24#	Employment Agreement dated August 2, 2021, by and between the Company and Alan L. Chan (incorporated by reference to Exhibit 10.2 of our Form 10-Q for the quarter ended June 30, 2021, as filed with the Commission on August 9, 2021).

10.25#	Form of Inducement Restricted Stock Unit Agreement for Vay AG Employees dated September 15, 2021, by and between the Company and Vay Employees (incorporated by reference to Exhibit 99.1 of our Form S-8 dated September 15, 2021, as filed with the Commission on September 15, 2021).

10.26#	Form of Inducement Performance Unit Agreement for Vay AG Employees dated September 15, 2021, by and between the Company and Vay Employees (incorporated by reference to Exhibit 99.2 of our Form S-8 dated September 15, 2021, as filed with the Commission on September 15, 2021).

10.27#	Form of Inducement Stock Plan for Vay AG Employees dated September 15, 2021, by and between the Company and Vay Employees (incorporated by reference to Exhibit 99.3 of our Form S-8 dated September 15, 2021, as filed with the Commission on September 15, 2021).

10.28	Third Amendment to Credit Agreement with Wells Fargo Bank, National Association dated October 29, 2021 (incorporated by reference to Exhibit 10.1 of our Form 8-K dated October 29, 2021, as filed with the Commission on November 4, 2021).

10.29#	Form of Employee Performance Unit Award Agreement (incorporated by reference to Exhibit 10.1 of our Form 8-K dated February 23, 2022 as filed with the Commission on February 25, 2022).

10.30	Credit Agreement dated November 30, 2022, by and between the Company and Crystal Financial LLC D/B/A SLR Credit Solution (incorporated by reference to Exhibit 10.32 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on June 1, 2023).

10.31	Fourth Amendment to Credit Agreement with Wells Fargo Bank, National Association dated November 30, 2022 (incorporated by reference to Exhibit 10.3 of our Form 10-Q for the period ending December 31, 2022, as filed with the Commission on February 9, 2023).

10.32	Amendment to Credit Agreement dated April 25, 2023, by and between the Company and Crystal Financial LLC D/B/A SLR Credit Solution (incorporated by reference to Exhibit 10.33 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on June 1, 2023).

10.33	Fifth Amendment to Credit Agreement dated April 25, 2023, by and between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.34 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on June 1, 2023).

10.35	Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K, as filed with the Commission on June 15, 2023).

10.36	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K, as filed with the Commission on June 15, 2023).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as filed with the Commission on June 1, 2023).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Hillis Clark Martin & Peterson P.S. (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table

*	Filed herewith.
#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Washington on August 17, 2023.

Nautilus, Inc.

By:	/s/ James Barr, IV
James Barr, IV
Director and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints James Barr, IV and Aina Konold and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ James Barr, IV James Barr, IV	Director and Chief Executive Officer (Principal Executive Officer)	August 17, 2023

/s/ Aina Konold Aina Konold	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2023

/s/ Anne G. Saunders Anne G. Saunders	Director	August 17, 2023

/s/ Patricia M. Ross Patricia M. Ross	Director	August 17, 2023

/s/ Kelley Hall Kelley Hall	Director	August 17, 2023

/s/ Shailesh Prakash Shailesh Prakash	Director	August 17, 2023

/s/ Ruby Sharma Ruby Sharma	Director	August 17, 2023